As filed with the Securities and Exchange Commission on August 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RETAILMENOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0159761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Congress Avenue, Suite 700 Austin, Texas 78701
(Address of Principal Executive Offices, including Zip Code)

2007 Stock Plan, as amended

2013 Employee Stock Purchase Plan

2013 Equity Incentive Plan

(Full title of the plan)

G. Cotter Cunningham

Chief Executive Officer

301 Congress Avenue, Suite 700

Austin, Texas 78701

(Name and address of agent for service)

(512) 777-2970

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Series 1 common stock, $0.001 par value per share:
—Outstanding under the 2007 Stock Plan	5,599,195	(2)	$10.51(5)	$ 58,847,539.45	$ 8,026.80
—To be issued under the 2013 Employee Stock Purchase Plan	560,907	(3)	25.43(6)	$ 14,263,865.01	$ 1,945.59
—To be issued under the 2013 Equity Incentive Plan	4,102,093	(4)	29.92(7)	$122,734,622.56	$16,741.00
Total	10,262,195		N/A	$195,846,027.02	$26,713.39

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional shares of RetailMeNot, Inc. (the “Registrant”) Series 1 common stock that become issuable under the 2007 Stock Plan, as amended (the “2007 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the 1933 Act, this Registration Statement also covers an indeterminable amount of interests to be offered or sold pursuant to the ESPP.
(2)	Represents shares of Series 1 common stock subject to outstanding option awards under the 2007 Plan as of August 5, 2013. The 2007 Plan has been terminated and no further stock or option grants will be made pursuant to the 2007 Plan. Any shares of Series 1 common stock that are subject to outstanding awards under the 2007 Plan which are forfeited or lapse for any reason prior to exercise or settlement and would otherwise have returned to the share reserve under the 2007 Plan (up to a total of 4,500,000 of such shares), instead will be available for issuance under the 2013 Plan. See footnote 4 below.
(3)	Represents 560,907 shares reserved for issuance pursuant to future awards under the ESPP. The ESPP also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, from 2014 through and including 2023. The number of shares added each year will be equal to the lesser of (a) one percent (1%) of the number of shares of the combined Series 1 common stock and Series 2 common stock of the Company issued and outstanding on the immediately preceding December 31, (b) 1,400,000 shares, or (c) an amount determined by the Registrant’s board of directors.
(4)	Represents 4,102,093 shares reserved for issuance pursuant to future awards under the 2013 Plan, which is comprised of 3,926,349 shares originally reserved for issuance under the 2013 Plan and 175,744 shares previously reserved under the 2007 Plan that are now available for issuance under the 2013 Plan. To the extent that any shares subject to outstanding awards under the 2007 Plan are forfeited or lapse for any reason prior to exercise or settlement and would otherwise have returned to the share reserve under the 2007 Plan (up to a total of 4,500,000 of such shares) instead will be available for issuance under the 2013 Plan. See footnote 2 above. The 2013 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2013 Plan on January 1, from 2014 through and including 2023. The number of shares added each year will be equal to the lesser of (a) four percent (4%) of the number of shares of combined Series 1 common stock and Series 2 common stock of the Registrant issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Registrant’s board of directors.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the 1933 Act), and based upon the weighted average exercise price per share for outstanding stock option awards under the 2007 Plan.
(6)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of 85% of $29.92, which represents the average of the high and low price per share of the Registrant’s Series 1 common stock on August 5, 2013 as reported on the NASDAQ Global Select Market. Pursuant to the ESPP, the purchase price of the shares of Series 1 common stock reserved for issuance thereunder will be equal to 85% of the lower of the fair market value on (i) the first trading day of the offering period and (ii) the purchase date.
(7)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $29.92, which represents the average of the high and low price per share of the Registrant’s Series 1 common stock on August 5, 2013 as reported on the NASDAQ Global Select Market.

PART I

Information Required in the Section 10(a) Prospectus

The Registrant shall send or give to each participant in the 2007 Plan, the 2013 Plan, and the ESPP the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the 1933 Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.	The Registrant’s prospectus filed with the Commission on July 19, 2013 pursuant to Rule 424(b) under the 1933 Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-189397); and

b.	The description of the Registrant’s Series 1 common stock, par value $0.001, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36005) filed with the Commission on July 16, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of securities

Not applicable.

Item 5. Interests of named experts and counsel

Not applicable.

Item 6. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to the Registrant or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	for any transaction from which the director derived an improper benefit; or
•

for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

The Registrant’s amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws further provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws also authorize the Registrant to indemnify any of its employees or agents and authorize the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, the Registrant’s amended and restated bylaws provide that the Registrant is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

Additionally, the Registrant has entered into indemnity agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law and the Registrant’s amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in the Registrant’s right, arising out of the person’s services as the Registrant’s director or executive officer or as the director or executive officer of any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. The Registrant also maintains directors’ and officers’ liability insurance.

Reference is made to the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement on Form S-1 (Registration No. 333-189397), as amended, pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the 1933 Act.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

Number	Exhibit

4.1	Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.3	2007 Stock Plan and subsequent amendments thereto (incorporated by reference to Exhibits 10.2.1, 10.2.2, 10.2.3, 10.2.4, 10.2.5, 10.2.6 and 10.2.7 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.4	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.5	2013 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.21 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

5.1	Opinion and consent of DLA Piper LLP (US).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of ShineWing Hall Chadwick, Independent Registered Public Accounting Firm.

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 Act, as amended (the “1933 Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that clauses (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

(2) That for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 7th day of August, 2013.

RETAILMENOT, INC.

By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of RetailMeNot, Inc., a Delaware corporation, do hereby constitute and appoint G. Cotter Cunningham, Douglas C. Jeffries, and Louis J. Agnese, III, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on August 7, 2013.

Signature	Title	Date

/s/ G. Cotter Cunningham G. Cotter Cunningham	President, Chief Executive Officer and Director	August 7, 2013
(Principal Executive Officer)

/s/ Douglas C. Jeffries	Chief Financial Officer	August 7, 2013
Douglas C. Jeffries	(Principal Financial Officer)

/s/ Thomas E. Aylor	Principal Accounting Officer	August 7, 2013
Thomas E. Aylor

/s/ C. Thomas Ball	Director	August 7, 2013
C. Thomas Ball

/s/ Jeffrey M. Crowe	Director	August 7, 2013
Jeffrey M. Crowe

/s/ Jules A. Maltz	Director	August 7, 2013
Jules A. Maltz

/s/ Greg J. Santora	Director	August 7, 2013
Greg J. Santora

/s/ Brian H. Sharples	Director	August 7, 2013
Brian H. Sharples

/s/ Karim B. Faris	Director	August 7, 2013
Karim B. Faris

Number	Index to Exhibits

4.1	Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.3	2007 Stock Plan and subsequent amendments thereto (incorporated by reference to Exhibits 10.2.1, 10.2.2, 10.2.3, 10.2.4, 10.2.5, 10.2.6 and 10.2.7 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.4	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

4.5	2013 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.21 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-189397), declared effective by the Securities and Exchange Commission on July 18, 2013).

5.1	Opinion and consent of DLA Piper LLP (US).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of ShineWing Hall Chadwick, Independent Registered Public Accounting Firm.

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).